Exhibit 16

June 21, 2006

Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to item 4.01 of Form 8-K for the event that occurred on June 19, 2006, to be filed by our former client, Escalon Medical Corporation. We agree with the statements made in response to that item insofar as they relate to our firm.

Very truly yours,

/s/ BDO Seidman, LLP